CAPITAL WEST SECURITIES, INC.
One Leadership Square, 16th Floor
211 North Robinson
Oklahoma City, Oklahoma 73102


May 15, 1995

Dear Valued Client:

     Welcome to the Capital West family! As you are aware, Capital West is purchasing substantially all of the assets of Stifel, Nicolaus & Company, Inc. in Oklahoma and Texas. Six of the eight principals in Capital West are current or former employees of Stifel who along with current Stifel personnel will insure a continuity of client service. Capital West will be offering the traditional services Stifel offered along with a Corporate and Municipal Finance capability geared to economic development in our Oklahoma and Texas markets.

     Capital West is committed to providing superior personal service to all of our valued clients. In this spirit, we have retained Stifel as the clearing agent for your transactions which accomplish two objectives: (1) the changeover can proceed smoothly without any disruption of client service; and (2)
Stifel s insurance an capital continues to protect your accounts.

     Our goal is to provide an Oklahoma owned, Oklahoma based firm that can serve all of our clients needs. We feel that being locally owned and operated affords us a local perspective while maintaining national market contacts to insure that our clients receive the best information possible. We are rededicating ourselves to you and your needs.

     Again, welcome to Capital West - we are here to serve you!

                              Sincerely,

/s/ Robert O. McDonald             /s/ Norman Frager
______________________             _____________________
Robert O. McDonald                 Norman Frager
Chairman of the Board              President and Chief
                                   Executive Officer

Stifel, Nicolaus & Company, Incorporated
500 North Broadway
St. Louis, Missouri 63102
314-342-2000

May 15, 1995

Dear Client:

As we announced to you in a February 13th letter, an Oklahoma-based company, Capital West Securities, Inc., has agreed to purchase substantially all of the Stifel offices in Oklahoma and Texas. We anticipate that this conversion will take place on or about May 19, 1995.

Stifel s management has confidence in the future of Capital West and this confidence is reflected by our intention to purchase an equity interest and to have one of our senior officers serve on Capital West s Board of Directors.

We want to take this opportunity to thank you for your business. It has been a pleasure serving you and, in certain ways, Stifel will continue to serve you as the clearing firm for Capital West. This means you will still have access to all the investment services you have always had. Additionally, you will still have the same account insurance you currently enjoy.

In other words, Stifel s resources and capabilities will still be in place to support your Investment Executive and you. Most important of all, your Investment Executive will continue to work for you.

Since Capital West and Stifel, Nicolaus will have different responsibilities, we have enclosed a breakdown of these responsibilities for your review. We encourage you to read it.

We look forward to continuing a warm and prosperous relationship.

                         Sincerely yours,

/s/ George H. Walker III           /s/ Gregory F. Taylor
_________________________          ______________________
George H. Walker III               Gregory F. Taylor
Chairman of the Board              Chief Executive Officer
Over a Century of Knowledge and Service
MEMBER SIPC AND MEMBERS, NEW YORK STOCK EXCHANGE, INC. CHICAGO AND AMERICAN STOCK EXCHANGES

Customer Account Agreement and Disclosure Document -
Designation of Responsibilities
Stifel, Nicolaus & Company, Incorporated (NYSE RULE 382)
Capital West Securities, Inc. (NASD Section 47, Article III,
Rules of Fair Practice)

     Stifel, Nicolaus & Company, Incorporated (SN) and Capital
West Securities, Inc. (CW) have allocated between us several functions and responsibilities with respect to your account.
Specifically:

1. Capital West shall be solely responsible for opening, approving and monitoring your account. This means that, among other things, Capital West (and not SN) is solely responsible for:

     a. Receiving and reviewing any financial or personal information about you and your investment objectives;

     b. Determining if a specific investment strategy is suitable or appropriate for you;

     c. Supervising the volume of activity, or any other matter regarding the quantity, quality, or specifics of any securities or options transaction in your account;

     d. Making recommendations regarding a specific security or investment strategy;

     e. Providing you with research or market interpretations regarding the advisability of purchasing or selling a specific security (although CW may receive materials from SN that discuss in general the conditions of a specific company or industry group and that may be used by CW in making specific recommendations to you);

     f. If you have an options account or engage in transactions in listed securities options:

          i.   delivering a current Options Clearing Corporation
          (OCC) brochure - Characteristics and Risks of Standardized Options - to you prior to your first options trade and delivering to you periodic updated versions of this brochure as they are published by the OCC;

          ii. determining which options strategies are suitable for you;

          iii. notifying you when you have been assigned delivery responsibility on a short options position;

          iv. accepting exercise notices from you for long options positions in your account.

2. Capital West is solely responsible for accepting orders from you to buy, sell, margin, tender, or exchange securities for settlement in you SN account. Capital West is also responsible for execution of those orders on the applicable exchange or market. Capital West may request that SN assist with the execution of orders settled in your SN account. In those cases where SN assists Capital West with execution, SN is acting on behalf of Capital West only and not directly for you. SN may rely on any order or instruction it receives from Capital West without further inquiry, and orders for your account may only be entered by and through Capital West.

3. SN will be responsible for extending credit to you for transactions involving margin or otherwise effected through your SN account. Capital West, however, is responsible for communicating all information to you regarding margin and credit, including communicating and processing margin calls. SN may, nevertheless, contact you as well with respect to margin deficiencies in your account(s).

4. SN shall maintain books and records relating to the settlement and clearing of cash and securities transactions in your SN account. To the extent SN provides execution services for Capital West (see paragraph 2 above) it will maintain records relating to execution. All other books and records, including information regarding your personal financial information and investment objectives, records relating to orders to purchase or sell securities and communications between you and Capital West, including correspondence and documents relating to advertising and promotion will be maintained solely by Capital West.


5. SN shall be responsible for holding and safekeeping your money, funds and securities. You may deliver money and securities to SN or Capital West for deposit to your SN account, provided, however, that SN shall only be responsible for holding and safekeeping your money, funds and securities from the time they are actually received by SN from you or Capital West. For purposes of SEC Financial Responsibility Rules and the Securities Investor Protection Corporation Act (SIPC), the customers are the responsibility of SN.

6. SN is responsible for providing you with written confirmation of each transaction entered for your account. SN is also responsible for providing you with at least a quarterly summary of the status of your SN account that will list your securities and cash positions, margin debt and open options positions, if applicable.

7. In addition, as part of its clearing settlement services, SN will (a) collect from or pay to third parties money due to or from you for securities transactions in your SN account;
     (b) receive from third parties, or deliver to third parties, securities purchased or sold, as the case may be; (c) collect and pay to you dividends or interest due on securities held in your SN account in SN s name ( street registration ) and charge your SN account for interest or dividends improperly credited to your account; (d) on your instruction, process exchange, rights and tender offers with respect to securities in your SN account and (e) in the case of an account which trades in listed securities options, allocate assignment or exercise notices or execute notices to exercise, as the case may be.

     Unless SN receives a written communication to the contrary, your understanding of and agreement with the clearing arrangement as described in this letter is mutually acknowledged.

     We appreciate the opportunity to be of service.  Capital
West should be able to answer any questions you may have respecting your accounts. If, however, you have questions concerning those areas for which SN is responsible, which Capital
West cannot answer, please feel free to contact SN at the following address:

Stifel, Nicolaus & Company, Incorporated
                   Attention: Correspondent Department
                            500 No. Broadway
                        St. Louis, Missouri 63102